Exhibit 10.1

AGREEMENT BY AND BETWEEN

Southern First Bank, N.A.

Greenville, SC

and

The Comptroller of the Currency

Southern First Bank, N.A., Greenville, SC (“Bank”) and the Comptroller of the Currency of the United States of America (“Comptroller”) wish to protect the interests of the depositors, other customers, and shareholders of the Bank, and, toward that end, wish the Bank to operate safely and soundly and in accordance with all applicable laws, rules and regulations.

The Comptroller, through his National Bank Examiner, has examined the Bank and his findings are contained in the Report of Examination (“ROE”) for the examination that commenced on June 1, 2009.  The Comptroller has found unsafe and unsound banking practices relating to credit administration, credit risk management and liquidity risk management at the Bank.

In consideration of the above premises, it is agreed, between the Bank, by and through its duly elected and acting Board of Directors (“Board”), and the Comptroller, through his authorized representative, that the Bank shall operate at all times in compliance with the articles of this Agreement.

ARTICLE I

JURISDICTION

(1)                                  This Agreement shall be construed to be a “written agreement entered into with the agency” within the meaning of 12 U.S.C. § 1818(b)(1).

(2)                                  This Agreement shall be construed to be a “written agreement between such depository institution and such agency” within the meaning of 12 U.S.C. § 1818(e)(1) and 12 U.S.C. § 1818(i)(2).

(3)                                  This Agreement shall be construed to be a “formal written agreement” within the meaning of 12 C.F.R. § 5.51(c)(6)(ii).  See 12 U.S.C. § 1831i.

(4)                                  This Agreement shall be construed to be a “written agreement” within the meaning of 12 U.S.C. § 1818(u)(1)(A).

(5)                                  All reports or plans which the Bank or Board has agreed to submit to the Assistant Deputy Comptroller pursuant to this Agreement shall be forwarded to the:

Assistant Deputy Comptroller

Carolinas Field Office

212 South Tryon Street, Suite 700

Charlotte, NC 28281

ARTICLE II

COMPLIANCE COMMITTEE

(1) Within thirty (30) days of the date of this Agreement, the Board shall appoint a Compliance Committee of at least five (5) directors, of which no more than one (1) shall be an employee or controlling shareholder of the Bank or any of its affiliates (as the term “affiliate” is defined in 12 U.S.C. § 371c(b)(1)), or a family member of any such person.  Upon appointment, the names of the members of the Compliance Committee and, in the event of a change of the membership, the name of any new member shall be submitted in writing to the Assistant Deputy Comptroller.  The Compliance Committee shall be responsible for monitoring and coordinating the Bank’s adherence to the provisions of this Agreement.

(2) The Compliance Committee shall meet at least monthly.

(3) Within thirty (30) days of the date of this Agreement and quarterly thereafter, the Compliance Committee shall submit a written progress report to the Board setting forth in detail:

(a) a description of the action needed to achieve full compliance with each Article of this Agreement;

(b) actions taken to comply with each Article of this Agreement; and

(c) the results and status of those actions.

(4) The Board shall forward a copy of the Compliance Committee’s report, with any additional comments by the Board, to the Assistant Deputy Comptroller within ten (10) days of receiving such report.

ARTICLE III

CRITICIZED ASSETS

(1) The Bank shall take immediate and continuing action to protect its interest in those assets criticized in the ROE, in any subsequent Report of Examination, by internal or external loan review, or in any list provided to management by the National Bank Examiners during any examination.

(2) Within sixty (60) days, the Board shall adopt, implement, and thereafter ensure Bank adherence to an updated written program designed to eliminate the basis of criticism of assets criticized in the ROE, in any subsequent Report of Examination, or by any internal or external loan review, or in any list provided to management by the National Bank Examiners during any examination as “doubtful,” “substandard,” or “special mention.”  This updated program shall include, at a minimum:

(a) an identification of the expected sources of repayment;

(b) the appraised value of supporting collateral and the position of the Bank’s lien on such collateral where applicable;

(c) an analysis of current and satisfactory credit information, including cash flow analysis where loans are to be repaid from operations; and

(d) the proposed action to eliminate the basis of criticism and the time frame for its accomplishment.

(3) Upon adoption, a copy of the updated program for all criticized assets equal to or exceeding two hundred fifty thousand dollars ($250,000) shall be forwarded to the Assistant Deputy Comptroller.

(4) The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the updated program developed pursuant to this Article.

(5) The Board, or a designated committee, shall conduct a review, on at least a quarterly basis, to determine:

(a) the status of each criticized asset or criticized portion thereof that equals or exceeds two hundred fifty thousand dollars ($250,000);

(b) management’s adherence to the program adopted pursuant to this Article;

(c) the status and effectiveness of the written program; and

(d) the need to revise the program or take alternative action.

(6) A copy of each review shall be forwarded to the Assistant Deputy Comptroller on a quarterly basis (in a format similar to Appendix A, attached hereto).

(7) The Bank may extend credit, directly or indirectly, including renewals, extensions or capitalization of accrued interest, to a borrower whose loans or other extensions of credit are criticized in the ROE, in any subsequent Report of Examination, in any internal or external loan review, or in any list provided to management by the National Bank Examiners during any examination and whose aggregate loans or other extensions exceed one hundred thousand dollars ($100,000) only if each of the following conditions is met:

(a) the Board or designated committee finds that the extension of additional credit is necessary to promote the best interests of the Bank and that prior to renewing, extending or capitalizing any additional credit, a majority of the full Board (or designated committee) approves the credit extension and records, in writing, why such extension is necessary to promote the best interests of the Bank; and

(b) a comparison to the written program adopted pursuant to this Article shows that the Board’s formal plan to collect or strengthen the criticized asset will not be compromised.

(8) A copy of the approval of the Board or of the designated committee shall be maintained in the file of the affected borrower.

ARTICLE IV

CREDIT RISK

(1) Within ninety (90) days, the Board shall develop, implement, and thereafter ensure Bank adherence to a written program to reduce the high level of credit risk in the Bank.  The program shall include, but not be limited to:

(a) procedures to strengthen credit underwriting, particularly in the commercial real estate portfolio;

(b) procedures to ensure satisfactory and perfected collateral documentation;

(c) procedures to ensure that extensions of credit are granted, by renewal or otherwise, to any borrower only after obtaining and analyzing current and satisfactory credit information;

(d) procedures to ensure pre- and post-funding analysis is comprehensive and includes a complete analysis of the primary source of repayment, guarantor support, and collateral value.  Analysis must include assessment and verification of contingent liabilities, and liquid assets when consideration is given as part of the loan approval decision;

(e) An action plan approved by the Board to improve asset diversification and reduce the risk of any concentration of credit deemed imprudent.  For purposes of this Article, a concentration of credit is as defined in the “Loan Portfolio Management” booklet of the Comptroller’s Handbook.

(f) procedures to ensure the re-appraisal of property that defines the criteria for when a new or adjusted appraisal is required based upon changes in market conditions, original project plans, or loans subject to criticism.

(2) Within ninety (90) days, the Board shall develop, implement, and thereafter ensure Bank adherence to systems which provide for effective monitoring of:

(a) compliance with the Bank’s lending policies and laws, rules, and regulations pertaining to the Bank’s lending function;

(b) adequacy of credit and collateral documentation.

(3) The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the program and systems developed pursuant to this Article.

(4) At least quarterly, the Board shall prepare a written assessment of the bank’s credit risk, which shall evaluate the Bank’s progress under the aforementioned program.  The Board shall submit a copy of this assessment to the Assistant Deputy Comptroller.

ARTICLE V

CREDIT AND COLLATERAL EXCEPTIONS

(1) Within ninety (90) days the Board shall take the necessary steps to obtain current and satisfactory credit information on all loans lacking such information, including those listed in the ROE, in any subsequent Report of Examination, in any internal or external loan review, or in any listings of loans lacking such information provided to management by the National Bank Examiners at the conclusion of an examination.

(2) Within ninety (90) days the Board shall take the necessary steps to ensure proper collateral documentation is maintained on all loans and correct each collateral exception listed in the ROE, in any subsequent Report of Examination, in any internal or external loan review, or in any listings of loans lacking such information provided to management by the National Bank Examiners at the conclusion of an examination.

(3) If the Board is unable to obtain the credit information or collateral documentation required by paragraphs (1) and (2) of this Article within ninety (90) days, the Board shall document its efforts to obtain such information or documentation, and maintain the documentation of its efforts in the loan file.

(4) Effective immediately, the Bank may grant, extend, renew, alter or restructure any loan or other extension of credit only after:

(a) documenting the specific reason or purpose for the extension of credit;

(b) identifying the expected source of repayment in writing;

(c) structuring the repayment terms to coincide with the expected source of repayment;

(d) obtaining and analyzing current and satisfactory credit information, including cash flow analysis, where loans are to be repaid from operations;

(i) Failure to obtain the information in (3)(d) shall require a majority of the full Board (or a delegated committee thereof) to certify in writing the specific reasons why obtaining and analyzing the information in (3)(d) would be detrimental to the best interests of the Bank.

(ii) A copy of the Board certification shall be maintained in the credit file of the affected borrower(s).  The certification will be reviewed by this Office in subsequent examinations of the Bank; and

(e) documenting, with adequate supporting material, the value of collateral and properly perfecting the Bank’s lien on it where applicable.

ARTICLE VI

APPRAISALS OF REAL PROPERTY

(1)                                  Within thirty (30) days, the Board shall engage the services of an independent, professionally certified, or licensed appraiser(s) to provide:

(a)                                  a written or updated appraisal, in accordance with 12 C.F.R. Part 34, for each parcel of real property that represents primary collateral behind any extension of credit where:

(i)                                    the loan was criticized in the ROE or by the Bank’s internal loan review, and the most recent independent appraisal is more than twelve (12) months old; or

(ii)                                 accrued interest or loan fees have been or will be added to the outstanding principal balance, and the most recent independent appraisal is more than twelve (12) months old.

(b)                                 a written appraisal on each parcel of Other Real Estate Owned where it is needed to bring the Bank into conformity with the provisions of 12 C.F.R. Part 34.

(2)                                  The Board shall specifically instruct the appraiser(s) to comply with the requirements of 12 C.F.R. Part 34.  The details surrounding any and all other instructions given to the appraiser(s) by the Bank, whether written or oral, shall be provided to the Assistant Deputy Comptroller for review prior to the appraiser(s) undertaking the actual appraisals.

(3)                                  All such appraisals shall be completed within sixty (60) days, and certification by the Board attesting to the completion of the appraisals shall be forwarded to the Assistant Deputy Comptroller along with your quarterly progress reports.

(4)                                  The Board shall ensure that all appraisals are reviewed to assess compliance with 12 C.F.R. Part 34, as well as any applicable bank policies.  Appraisal reviews shall include sufficient narratives to document why the reviewer concurs or does not concur with the appraised value.  Written documentation of all such reviews shall be maintained by the bank.

ARTICLE VII

LENDING POLICY

(1)                                  Within ninety (90) days, the Board shall review and revise the Bank’s written loan policy.  In revising this policy, the Board shall refer to “Loan Portfolio Management” booklet of the Comptroller’s Handbook.  This policy shall incorporate, but not necessarily be limited to, the following:

(a)          a provision that current and satisfactory credit information will be obtained on each borrower;

(b)         measures to correct the deficiencies in the Bank’s lending procedures noted in any ROE;

(c)          guidelines consistent with Banking Circular 255, setting forth the criteria under which renewals of extensions of credit may be approved.  At a minimum the policy shall:

(i) ensure that renewals are not made for the sole purpose of reducing the volume of loan delinquencies; and

(ii) provide guidelines and limitations on the capitalization of interest;

(d) guidelines governing lending standards for all types of lending in which the bank is engaged;

(e) guidelines for periodic review of the Bank’s adherence to the revised lending policy.

(2) Upon adoption, the policy shall be implemented, the Board shall thereafter ensure Bank adherence to the policy, and a copy of the policy shall be forwarded to the Assistant Deputy Comptroller for review.

(3) The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the policy developed pursuant to this Article.

ARTICLE VIII

ALLOWANCE FOR LOAN AND LEASE LOSSES

(1)   Within sixty (60) days, the Board shall adopt, implement, and thereafter ensure adherence to updated written policies and procedures for maintaining an adequate Allowance for Loan and Lease Losses (“ALLL”) in accordance with generally accepted accounting principles.  The ALLL policies and procedures shall be consistent with the guidance set forth in the Federal Financial Institutions Examination Council’s “Interagency Policy Statement on the Allowance for Loan and Lease Losses” dated December 13, 2006 (OCC Bulletin 2006-47) and with “Allowance for Loan and Lease Losses,” booklet A-ALLL of the

Comptroller’s Handbook, and shall at a minimum include:

(a)  procedures for determining whether a loan is impaired and measuring the amount of impairment, consistent with FASB Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan;

(b)  procedures for segmenting the loan portfolio and estimating loss on groups of loans, consistent with FASB Statement of Financial Accounting Standards No. 5, Accounting for Contingencies.  The following must be included in the procedures:

(i)  All FASB Statement of Financial Accounting Standards No. 5 qualitative factors discussed in OCC Bulletin 2006-47;

(ii) A process to track and calculate the historical loss for each homogenous Statement of Financial Accounting Standards No. 5 pool of loans;

(d)         a process to adjust historical losses based on significant factors that affect the collectability of loans in the portfolio.

(e)          procedures for validating the ALLL methodology; and

(f)            a process for summarizing and documenting, for the Board’s review and approval, the amount to be reported in the Consolidated Reports of Condition and Income (“Call Reports”) for the ALLL.

(2)          The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the policies and procedures developed pursuant to this Article.

(3)          A copy of the Board’s policies and procedures developed pursuant to this Article shall be submitted to the Assistant Deputy Comptroller for review and prior written determination of no supervisory objection. Upon receiving a determination of no supervisory objection from the Assistant Deputy Comptroller, the Bank shall implement and adhere to the program.

(4) The policies and procedures developed pursuant to this Article shall provide for a review of the Allowance by the Board at least once each calendar quarter.  Any deficiency in the Allowance shall be remedied in the quarter it is discovered, prior to the filing of the Consolidated Reports of Condition and Income, by additional provisions from earnings.  Written documentation shall be maintained indicating the factors considered and conclusions reached by the Board in determining the adequacy of the Allowance.

ARTICLE IX

OTHER REAL ESTATE OWNED

(1)          Within thirty (30) days, the Board shall adopt, implement, and thereafter ensure Bank adherence to a policy to ensure that Other Real Estate Owned (“OREO”) is managed in accordance with 12 U.S.C. § 29 and 12 C.F.R. Part 34.  The policy shall address:

(a)          responsibility and authority for OREO properties;

(b)         proper accounting procedures for OREO properties from transfer to the Bank and until and upon sale to a third party;

(c)          procedures to require timely appraisals pursuant to 12 C.F.R. § 34.85 and 12 C.F.R. Part 34, Subpart C;

(d)         diligent sales efforts; and

(e)          reporting systems.

(2)          Upon adoption, the Board shall submit a copy of the policy to the Assistant Deputy Comptroller for review.

(3)          The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the policy developed pursuant to this Article.

ARTICLE X

DEPENDENCE ON WHOLESALE OR CREDIT SENSITIVE LIABILITIES

(1) The Bank shall continue to improve the Bank’s liquidity position, as of the date of the ROE, and maintain adequate sources of stable funding given the Bank’ s anticipated liquidity and funding needs.  Such actions shall include, but not be limited to:

(a) reduction of wholesale or credit sensitive liabilities and/or increase of liquid assets;

(b) revision of the Bank’s strategic plan in light of the requirement of this Article; and

(c) establishment of prudent limits on the nature and amount of liquidity risk that can be taken.

ARTICLE XI

BROKERED DEPOSITS

(1) The Bank may accept, renew or rollover Brokered Deposits (as defined by 12 C.F.R. § 337.6(a)(2)) for deposit at the Bank, up to twenty five percent (25%) of total deposits (total deposits as reported in the most recent Consolidated Report of Condition as of the date of this Agreement), without obtaining prior written determination of no supervisory objection from the Assistant Deputy Comptroller.

(2) The bank shall not exceed the twenty five percent (25%) limitation on brokered deposits in paragraph (1) without obtaining the prior written determination of no supervisory objection from the Assistant Deputy Comptroller.

(3) The limitations of paragraphs (1) and (2) shall include the acquisition of Brokered Deposits through any transfer, purchase, or sale of assets, including Federal funds transactions administered through a deposit broker.

(4) If the Bank seeks to acquire Brokered Deposits exceeding the twenty five percent (25%) limitation on brokered deposits in paragraph (1), the Board shall apply to the Assistant Deputy Comptroller for written permission.  Such application shall contain, at a minimum, the following:

(a) the dollar volume, maturities, and cost of the Brokered Deposits to be acquired;

(b) the proposed use of the Brokered Deposits, i.e., short-term liquidity or restructuring of liabilities to reduce cost;

(c) alternative funding sources available to the Bank; and

(d) the reasons why the Bank believes that the acceptance of the Brokered Deposits does not constitute an unsafe and unsound practice in its particular circumstances.

(5)   The Assistant Deputy Comptroller may require the submission of such additional information as necessary to make an informed decision.  Upon consideration of the Bank’s application, the Assistant Deputy Comptroller will determine whether the proposed acquisition of Brokered Deposits may be accomplished in a safe and sound manner and may condition the Bank’s acquisition as the Assistant Deputy Comptroller shall deem appropriate.

ARTICLE XII

PROFIT PLAN

(1) Within sixty (60) days, the Board shall develop, implement, and thereafter ensure Bank adherence to an updated written profit plan to improve and sustain the earnings of the Bank at a level satisfactory to support operations, the allowance for loan and lease losses, and augment capital commensurate with the Bank’s risk profile.  This updated plan shall include, at minimum, the following elements:

(a) identification of the major areas in and means by which the Board will seek to improve the Bank’s operating performance;

(b) realistic and comprehensive budgets, including projected balance sheets and year-end income statements;

(c) a budget review process to monitor both the Bank’s income and expenses, and to compare actual figures with budgetary projections; and

(d) a description of the operating assumptions that form the basis for major projected income and expense components.

(2) The budgets and related documents required in paragraph (1) above for 2010 shall be submitted to the Assistant Deputy Comptroller upon completion.  The Board shall submit to the Assistant Deputy Comptroller annual budgets as described in paragraph (1) above for each year this Agreement remains in effect.  The budget for each year shall be submitted on or before December 31, of the preceding year.

(3) The Board shall forward comparisons of its balance sheet and profit and loss statement to the profit plan projections to the Assistant Deputy Comptroller on a quarterly basis.

(4) The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the plan developed pursuant to this Article.

ARTICLE XIII

CLOSING

(1) Although the Board has agreed to submit certain programs and reports to the Assistant Deputy Comptroller for review or prior written determination of no supervisory objection, the Board has the ultimate responsibility for proper and sound management of the Bank.

(2) It is expressly and clearly understood that if, at any time, the Comptroller deems it appropriate in fulfilling the responsibilities placed upon him/her by the several laws of the United States of America to undertake any action affecting the Bank, nothing in this Agreement shall in any way inhibit, estop, bar, or otherwise prevent the Comptroller from so doing.

(3) Any time limitations imposed by this Agreement shall begin to run from the effective date of this Agreement.  Such time requirements may be extended in writing by the Assistant Deputy Comptroller for good cause upon written application by the Board.

(4) The provisions of this Agreement shall be effective upon execution by the parties hereto and its provisions shall continue in full force and effect unless or until such provisions are amended in writing by mutual consent of the parties to the Agreement or excepted, waived, or terminated in writing by the Comptroller.

(5) In each instance in this Agreement in which the Board is required to ensure adherence to, and undertake to perform certain obligations of the Bank, it is intended to mean that the Board shall:

(a) authorize and adopt such actions on behalf of the Bank as may be necessary for the Bank to perform its obligations and undertakings under the terms of this Agreement;

(b) require the timely reporting by Bank management of such actions directed by the Board to be taken under the terms of this Agreement;

(c) follow-up on any non-compliance with such actions in a timely and appropriate manner; and

(d) require corrective action be taken in a timely manner of any non-compliance with such actions.

(6) This Agreement is intended to be, and shall be construed to be, a supervisory “written agreement entered into with the agency” as contemplated by 12 U.S.C. § 1818(b)(1), and expressly does not form, and may not be construed to form, a contract binding on the Comptroller or the United States.  Notwithstanding the absence of mutuality of obligation, or of consideration, or of a contract, the Comptroller may enforce any of the commitments or obligations herein undertaken by the Bank under his supervisory powers, including 12 U.S.C. § 1818(b)(1), and not as a matter of contract law.  The Bank expressly acknowledges that neither the Bank nor the Comptroller has any intention to enter into a contract.  The Bank also expressly acknowledges that no officer or employee of the Office of the Comptroller of the Currency has statutory or other authority to bind the United States, the U.S. Treasury Department, the Comptroller, or any other federal bank regulatory agency or entity, or any officer or employee of any of those entities to a contract affecting the Comptroller’s exercise of his supervisory responsibilities.  The terms of this Agreement, including this paragraph, are not subject to amendment or modification by any extraneous expression, prior agreements or prior arrangements between the parties, whether oral or written.

IN TESTIMONY WHEREOF, the undersigned, authorized by the Comptroller, has hereunto set his hand on behalf of the Comptroller.

/S/Kent D. Stone	June 8, 2010
Kent D. Stone Assistant Deputy Comptroller Carolinas Field Office	Date

IN TESTIMONY WHEREOF, the undersigned, as the duly elected and acting Board of Directors of the Bank, have hereunto set their hands on behalf of the Bank.

/s/Andrew B. Cajka	June 8, 2010
Andrew B. Cajka	Date

/s/Mark A. Cothran	June 8, 2010
Mark A. Cothran	Date

/s/Leighton M. Cubbage	June 8, 2010
Leighton M. Cubbage	Date

/s/Anne S. Ellefson	June 8, 2010
Anne S. Ellefson	Date

/s/David G. Ellison	June 8, 2010
David G. Ellison	Date

/s/Fred Gilmer, Jr.	June 8, 2010
Fred Gilmer, Jr.	Date

/s/Tecumseh Hooper, Jr.	June 8, 2010
Tecumseh Hooper, Jr.	Date

/s/Rudolph G. Johnstone, III. M.D.	June 8, 2010
Rudolph G. Johnstone, III. M.D.	Date

/s/James B. Orders, III	June 8, 2010
James B. Orders, III	Date

/s/R. Arthur Seaver, Jr.	June 8, 2010
R. Arthur Seaver, Jr.	Date

William B. Sturgis	Date

APPENDIX A

Southern First Bank, N.A.

Greenville, SC

CRITICIZED ASSET REPORT AS OF:

BORROWER(S):

ASSET BALANCE(S) AND OCC RATING (SM, SUBSTANDARD, DOUBTFUL OR LOSS):

$	CRITICISM

AMOUNT CHARGED OFF TO DATE

FUTURE POTENTIAL CHARGE-OFF

PRESENT STATUS (Fully explain any increase in outstanding balance; include past due status, nonperforming, significant progress or deterioration, etc.):

FINANCIAL AND/OR COLLATERAL SUPPORT (include brief summary of most current financial information, appraised value of collateral and/or estimated value and date thereof, bank’s lien position and amount of available equity, if any, guarantor(s) info, etc.):

PROPOSED PLAN OF ACTION TO ELIMINATE ASSET CRITICISM(S) AND TIME FRAME FOR ITS ACCOMPLISHMENT:

IDENTIFIED SOURCE OF REPAYMENT AND DEFINED REPAYMENT PROGRAM (repayment program should coincide with source of repayment):

Use this form for reporting each criticized asset that exceeds two hundred fifty thousand dollars ($250,000) and retain the original in the credit file for review by the examiners.  Submit your reports quarterly until notified otherwise, in writing, by the Assistant Deputy Comptroller.